Exhibit 4.4


                       SUPPLEMENT TO ACQUISITION AGREEMENT


         This Supplement, dated June 30, 1998, to Acquisition Agreement, dated June 24, 1998 (the "Agreement"), among AMPEX CORPORATION, a Delaware corporation ("Parent"), AMPEX HOLDINGS CORPORATION, a Delaware corporation ("Buyer") and the several selling stockholders ("Sellers") of Micronet Technology, Inc., a Delaware corporation (the "Company").

         Capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Agreement.

         WHEREAS, Buyer desires to account for the acquisition of the Company effective from and after July 1, 1998;

         ACCORDINGLY, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

         1. Waiver of Closing Condition. Buyer hereby waives, effective on and as of July 1, 1998, the condition to Buyer's obligations contained in Sections 3
(f) (i) and (ii) of the Agreement that there has been no material adverse change in the business, properties, revenues, operations or condition of the Company, and no material damage, destruction or loss of property of the Company, prior to the consummation of the Closing, and modifies the condition contained in Section 7 (e) of the Agreement such that the certificate referred to therein will be as of the close of business on June 30, 1998. Accordingly, all references to the "Closing Date" in Section 7(a) of the Agreement referring to the representations and warranties of Sellers shall be deemed to refer to the close of business on June 30, 1998, and Buyer shall have no right to terminate the Agreement by reason of adverse changes occurring on or after such date. In addition, solely for the purposes of making the calculations contemplated by Section 7(g) of the Agreement, all references to the "Closing Date" shall be deemed to refer to the close of business on June 30, 1998; provided, (a) all amounts as of such date shall be subject to normal accrual adjustments, (b) accounts payable at such date shall be adjusted to reflect agreements, waivers and releases entered into during the period from such date through and including the Closing Date between the Company and the payees of such accounts, and (c) any amounts tendered by the Company to the payees of such accounts which are returned to the Company or to Buyer until June 30, 2000 for any reason shall inure to the benefit of the Sellers (and any liability that Buyer may suffer or incur as a result of returning such amounts to Sellers may be offset against the property of Sellers which is subject to the

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Escrow Agreement pursuant to Section 11 of the Agreement, provide that Buyer shall have given Sellers 30 days notice of, and an opportunity to resolve such claim).

         2. Representation and Warranty with respect to Certain Closing Conditions. Sellers hereby jointly and severally represent and warrant to Buyer that, as of the close of business on June 30, 1998, (a) none of the Company's indebtedness to Sellers to which Section 7(h) of the Agreement applies has been assigned to any third-party and (b) that the Closing Condition at Section 7(i) of the Agreement (except with respect to options held by Sellers, which shall be canceled on the Closing Date) has been satisfied.

         3. Change in Certain Additional Terms. Sellers and Buyer also agree to modify the phrase "at the Closing" in Section 5(f) of the Agreement shall be modified to the close of business on June 30, 1998.

         4. No Other Waiver. Nothing contained in this Supplement shall constitute a waiver of and condition to closing set forth in Section 7 of the Agreement except as expressly set forth in paragraph 1 hereof.

         5. Ratification. Except as expressly supplemented or amended hereby, the parties ratify and confirm the Agreement in all respects.

                         [SIGNATURES ON FOLLOWING PAGE]



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         IN WITNESS WHEREOF, the parties have executed this instrument in counterpart as of the date first above written.

                                   AMPEX CORPORATION

                                   By:_______________________

                                   Title:____________________

                                   AMPEX HOLDINGS CORPORATION

                                   By:_______________________

                                   Title:____________________


                                   SELLERS:

                                  __________________________
                                   Name:  Jason Barzilay


                                  __________________________
                                   Name:  Beny Alagem


                                  __________________________
                                   Name:  Alex Sandel


                                  __________________________
                                   Name:  Sara Sandel


                                  __________________________
                                   Name:  Chloe Holdings, Inc.


                                   KLINE HAWKES MICRONET PARTNERS LLC

                                   By:_______________________

                                   Title:____________________

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